Exhibit 99.1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that this Amendment No. 10 to Schedule 13D is being filed with the U.S. Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the U.S. Securities Exchange Act of 1934, as amended.

Date: December 18, 2018

Mayne Pharma Ventures Pty Ltd

/s/ Nick Freeman Nick Freeman, Company Secretary Mayne Pharma International Pty Ltd

/s/ Nick Freeman Nick Freeman, Company Secretary Mayne Pharma Group Limited

/s/ Nick Freeman Nick Freeman, Company Secretary